EXHIBIT 15.1

Icahn Enterprises L.P.
767 Fifth Avenue
New York, New York 10153

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of Icahn Enterprises L.P. and Subsidiaries as of March 31, 2009, and for the three-month periods ended March 31, 2009 and 2008, as indicated in our report dated May 6, 2009 (except for Note 1 related to the reformatted consolidated interim financial statements, as to which the date is August 4, 2009); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 is incorporated by reference in Registration Statements on Forms S-3 (File No. 333-158705, File No. 333-143930 and File No. 333-126069) and Form S-4 (File No. 333-143929).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

New York, New York
August 4, 2009